UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 3, 2007

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-33349 (Commission File Number)	56-2408571 (I.R.S. Employer Identification No.)
4400 Carillon Point, Kirkland, WA 98033
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code (425) 216-7600
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
     On July 3, 2007 (the “Closing Date”), Clearwire Corporation (referred to herein as “the Company”, “we”, “us” and “our”) entered into a $1.0 billion new senior secured term loan with Morgan Stanley Senior Funding, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as co-documentation agents, J.P. Morgan Chase Bank, N.A. as syndication agent, and Morgan Stanley & Co., Inc., as collateral agent. The key terms of our new senior secured term loan facility are described below.
     Our new senior secured term loan facility provides for a five-year, subject to adjustment as described below, $1.0 billion term loan. Of that amount, $620.7 million is available in the form of a delayed draw facility (the “Delayed Draw Facility”) that will be available for drawing during the period beginning on the Closing Date and ending on and including August 15, 2007. A portion of the remaining $379.3 million of our new term loan facility was used to repay our outstanding $125 million existing term loan facility on the Closing Date and to pay certain fees and expenses incurred in connection with the transaction, and the remainder will be used for general corporate purposes. The proceeds of the Delayed Draw Facility will be used to redeem our outstanding 11% Senior Notes due 2010.
     On the Closing Date, we issued a Redemption Notice to redeem the 11% Senior Notes due 2010 on August 15, 2007 for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow.
     Subject to certain restrictions and exceptions, our new senior secured term loan facility also permits us to obtain one or more incremental term loan facilities in an aggregate principal amount of up to $250 million (the “incremental facility”) from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our new senior secured term loan facility.
     Scheduled Amortization Payments and Mandatory Prepayments
     Our new senior secured term loan facility provides for quarterly amortization payments aggregating an annual amount equal to 1% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on the final maturity date.
     In addition, our new senior secured term loan facility requires us to prepay the outstanding term loans, with:
•	100% of the net cash proceeds of certain asset sales and dispositions with exceptions in respect of cash proceeds from certain sales of spectrum being reinvested in comparably valued spectrum assets within 365 days from the date of such sale;

•	50% of our annual excess cash flow in excess of $5.0 million beginning with the fiscal year ending December 31, 2008, if any; and

•	100% of the net cash proceeds received from issuances of debt after the Closing Date, subject to exclusions with respect to debt that we and our subsidiaries may incur under permitted additional debt baskets under the negative covenants, including but not limited to (1) certain second-priority lien indebtedness not to exceed $500.0 million and (2) certain unsecured indebtedness not to exceed $1.25 billion.
     Voluntary Prepayments and Reduction and Termination of Commitments
     We will be able to voluntarily prepay loans and permanently reduce the loan commitments under our new senior secured term loan facility at any time, subject to a prepayment premium equal to 2% of the principal amount prepaid for any such prepayment made prior to the first anniversary of the Closing Date and a prepayment premium equal to 1% of the principal amount so prepaid for any such prepayment made from (and including) the first anniversary of the Closing Date to the second anniversary thereof and any such prepayment of Eurodollar loans shall be made together with reimbursement for any LIBOR breakage costs of the lenders resulting therefrom.

     Interest and Applicable Margins
     The interest rates with respect to loans to us under our new senior secured term loan facility are based on, at our option (a) a base rate loan, which will bear interest at 5.00% per annum above the base rate in effect at the time or (b) Eurodollar loans, which will bear interest at 6.00% per annum above the Eurodollar rate as determined by the administrative agent for the respective interest period. The base rate shall mean the higher of (x) 1/2 of 1% in excess of the federal funds rate and (y) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate. Following and during the continuance of an event of default, overdue amounts owing under our new senior secured term loan facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% per annum.
     We will have the option of requesting that subject to certain limitations, loans be made as base rate or Eurodollar loans, converting any part of outstanding base rate loans to Eurodollar loans and converting any outstanding Eurodollar loans to a base rate loan, subject to the payment of breakage costs. With respect to Eurodollar loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate) for the actual days elapsed.
     Fees
     Our new senior secured credit facilities require the payment of the following fees:
•	certain administrative fees specified in a fee letter entered into with Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Chase Bank, N.A. or as otherwise agreed to from time to time;

•	a fee to any lender that holds a commitment in respect of the Delayed Draw Facility on the date of drawing thereof or any earlier date on which such commitment shall be terminated by the Company in an amount equal to 0.25% of such commitment on the date of drawing or termination.

•	customary administrative and other fees and charges.
     Guarantees and Collateral
     Our obligations under our new senior secured term loan facility are guaranteed by each of our existing and subsequently acquired or organized direct material domestic subsidiaries, excluding Clearwire International, LLC and its subsidiaries. Until such time as the 11% Senior Notes due 2010 are redeemed, the guarantors will not include any entity that is prohibited by the terms of the 11% Senior Notes due 2010 from guaranteeing the senior secured term loan facility, but will from and after such time include such entities as guarantors.
     Our new senior secured term loan facility is secured by substantially all the assets of us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge, subject to certain exceptions, of all capital stock held by us or any subsidiary guarantor, (which pledge, with respect to obligations in respect of the U.S. borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages in, substantially all tangible and intangible assets of us and each subsidiary guarantor, each of which are subject to certain exceptions. Until such time as the 11% Senior Notes due 2010 are redeemed, the collateral will not include the assets of any entity that is prohibited by the terms of the 11% Senior Notes due 2010 from granting liens, but will from and after such time include such collateral.
     We and the subsidiary guarantors implemented cash management procedures reasonably satisfactory to the arrangers, but there are no lockbox arrangements or control agreements relating to our and our subsidiary guarantor’s deposit accounts.

     Covenants
     Our new senior secured term loan facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured term loan facility include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on our ability to:
•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or certain other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into certain acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.
     Events of Default
     Events of default under our new senior secured term loan facility include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing our new senior secured term loan facility) and cross-defaults.
     The foregoing descriptions of the material terms of the new senior secured term loan facility is qualified in its entirety by reference to the complete copy of the Credit Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein. Capitalized terms that are not defined in this Current Report on Form 8-K have the meanings ascribed to them in the Credit Agreement.

ITEM 7.01 Regulation FD Disclosure
     On July 5, 2007 we issued a Press Release announcing entry into the new senior secured term loan facility. A copy of the Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.
     The information included in this Item 7.01, including Exhibit 99.1 furnished herewith, shall be deemed not to be “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing pursuant to the Securities Act or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such filing.
ITEM 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	Credit Agreement dated July 3, 2007 among Clearwire Corporation and Morgan Stanley Senior Funding, Inc., as sole lead arranger, administrative agent and joint book-runner, , Morgan Stanley & Co., Inc., as collateral agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as co-documentation agents, joint co-arrangers and joint book-runners and J.P. Morgan Chase Bank, N.A. as syndication agent and join book-runner.

99.1	Press release dated July 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARWIRE CORPORATION
Dated: July 5, 2007	By:	/s/ John Butler
John Butler
Chief Financial Officer

EXHIBIT INDEX

10.1	Credit Agreement dated July 3, 2007 among Clearwire Corporation and Morgan Stanley Senior Funding, Inc., as sole lead arranger, administrative agent and joint book-runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as co-documentation agents, joint co-arrangers and joint book-runners and J.P. Morgan Chase Bank, N.A. as syndication agent and join book-runner.

99.1	Press release dated July 5, 2007